EXHIBIT 11.1
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
                                                                          THREE MONTHS ENDED MARCH 31,
                                                              ------------------------------------------------------
                                                                         1998                        1997
                                                              ----------------------------   ---------------------
                                                                  BASIC        DILUTED         BASIC    DILUTED
                                                              ----------------------------   ---------------------
Net earnings ...........................................            $ 1,258      $ 1,258        $ 500      $ 500
                                                              ============================   =====================

Shares used in computing net earnings per share:
    Weighted average common shares and
      common share equivalents .........................               9,954        9,954        7,321      7,321


    Less treasury shares ...............................                (555)        (555)        (555)      (555)

    Effect of shares issuable under stock options
      and warrants based on the treasury stock method ..            -                 498            -        340
                                                              ----------------------------   ---------------------

                                                                       9,399        9,897        6,766      7,106
                                                              ----------------------------   ---------------------


 Net earnings per share ................................              $ 0.13       $ 0.13        $0.07      $0.07
                                                              ============================   =====================

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